Exhibit 99.1

Purple Innovation Provides Business Update Ahead of Participation in Oppenheimer 20th Annual Consumer Growth Conference

May Direct-to-Consumer Orders Increased 125% Year-Over-Year

Cash and Cash Equivalents Increased to Approximately $96 Million at May 31, 2020

Lehi, Utah, June 9, 2020 – Purple Innovation, Inc. (NASDAQ: PRPL) (“Purple”), the comfort innovation company known for creating the Purple Grid™ Mattress, today provided a business update prior to participating in the Oppenheimer 20th Annual Consumer Growth Conference on June 16 -17, 2020.

Business Update – May 2020

●	May 2020 Direct-to-Consumer (DTC) orders increased 125% to approximately $71 million compared with the same month last year driven by growth in mattresses and bases as well as ancillary products including pillows, sheets, and seat cushions.

●	May wholesale orders were $17.3 million, a decline of less than 2% year-over-year, compared to down 43% in April as more wholesale doors reopened and weekly orders have increased on a sequential basis. As of May 31, 2020, more than two thirds of the Company’s approximately 1,800 wholesale partner doors have reopened.

●	Cash and cash equivalents increased 54% to approximately $96.1 million at May 31, 2020 from $62.4 million at April 30, 2020 driven primarily by accelerated growth in DTC sales and an improvement in wholesale sales.

●	The seventh proprietary hyper-elastic polymer production machine “Max 7”, is now online and overall production is running at full capacity.

“Following a strong start to the second quarter, the momentum in our business continued in May driven in part by a very successful Memorial Day weekend” said Joe Megibow, Chief Executive Officer. “We are experiencing robust demand for our entire product portfolio led by our differentiated mattresses, pillows, and seat cushions, especially in our direct-to-consumer channel as we have shifted resources towards capturing the recent acceleration in online spending. Encouragingly, we have also seen a return of wholesale orders as more partner doors have reopened and traffic and order quantities have improved. In order to fulfill current demand and position Purple for further growth, we are rapidly moving forward with our manufacturing capacity expansion plans including recently bringing on our patented seventh Max machine and pursuing a new facility in the Southeast. Additionally, we are beginning to restart investment in other initiatives previously paused due to the COVID pandemic including expansion of our Company-owned retail stores.”

Craig Phillips, Chief Financial Officer added, “The recent channel shift from wholesale to direct-to-consumer has resulted in an increase in cash from the shorter period between the sale transaction and collecting payment. We also have seen meaningfully improved margins as a result of this channel shift and our team’s strong execution, which has also resulted in increased cash generation. This liquidity puts us in a position to invest in our brand and infrastructure to capture additional market share as well as navigate any potential headwinds created by the current environment.”

Note on Forward Looking Statements

Results for May 2020 may not be representative of results for the three months ended June 30, 2020 or the year ended December 31, 2020. While we observed some favorable developments in our operating results for the month of May 2020, there is no guarantee that such trends will continue, or that our operating results will not decline. The Company is providing this monthly update due to the current uncertain global market conditions; however, we will not undertake any obligation to continue to provide monthly updates.

Oppenheimer 20th Annual Consumer Growth Conference

The Company is participating in the Oppenheimer 20th Annual Consumer Growth Conference. The presentation is scheduled for Tuesday, June 16, 2020 at 12:30 p.m. Eastern Time and will be simultaneously broadcast on the Internet at investors.purple.com.

About Purple

Purple is a digitally-native vertical brand with a mission to help people feel and live better through innovative comfort solutions. We design and manufacture a variety of innovative, premium, branded comfort products, including mattresses, pillows, cushions, frames, sheets and more. Our products are the result of over 25 years of innovation and investment in proprietary and patented comfort technologies and the development of our own manufacturing processes. Our proprietary gel technology, Hyper-Elastic Polymer®, underpins many of our comfort products and provides a range of benefits that differentiate our offerings from other competitors' products. We market and sell our products through our direct-to-consumer online channels, traditional retail partners, third-party online retailers and our owned retail showrooms. For more information on Purple, visit purple.com.

Forward Looking Statements

Certain statements made in this release that are not historical facts are "forward looking statements" within the meaning of the "safe harbor" provisions of the United States Private Securities Litigation Reform Act of 1995. Statements based on historical data are not intended and should not be understood to indicate the Company's expectations regarding future events. Such forward-looking statements include but are not limited to statements about our expected sales, our expected margin improvements, our ability to capture market share and grow our business, and our ability to navigate potential headwinds. Forward-looking statements provide current expectations or forecasts of future events or determinations. These forward-looking statements are not guarantees of future performance, conditions or results, and involve a number of known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside the Company's control, that could cause actual results or outcomes to differ materially from those discussed in the forward-looking statements. Factors that could influence the realization of forward-looking statements include the risk factors outlined in the "Risk Factors" section of our Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 9, 2020 and our Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on May 11, 2020. Many of these risks and uncertainties have been, and will be, exacerbated by the COVID-19 pandemic and any worsening of the global business and economic environment as a result. The Company does not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Investor Contact:

Brendon Frey, ICR

brendon.frey@icrinc.com

203-682-8200

Media Contact:

Alecia Pulman, ICR
purplePR@icrinc.com

646-277-1200

Purple Innovation, Inc.
For information regarding Purple products, please contact:
Misty Bond
Director of Purple Communications
misty.b@purple.com